C.H. Robinson 14701 Charlson Rd. Eden Prairie, MN 55347 www.chrobinson.com
FOR IMMEDIATE RELEASE	FOR INQUIRIES, CONTACT: Chuck Ives, Senior Director of Investor Relations Email: chuck.ives@chrobinson.com

C.H. Robinson Reports 2025 First Quarter Results
Eden Prairie, MN, April 30, 2025 - C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) today reported financial results for the quarter ended March 31, 2025.
First Quarter Highlights:
•Company continues its disciplined execution of the strategic initiatives shared at its 2024 Investor Day, generating year-over-year and sequential market share gains, gross margin expansion and higher operating leverage
•Gross profits increased 1.5% to $657.4 million
•Income from operations increased 39.1% to $176.9 million
•Adjusted operating margin(1) increased 700 basis points to 26.3%
•Adjusted operating margin, excluding lease impairment charge and loss on divestiture(1), increased 630 basis points to 27.6%
•Diluted earnings per share (EPS) increased 42.3% to $1.11
•Adjusted diluted EPS(1) increased 36.0% to $1.17
•Cash generated by operations increased by $139.9 million to $106.5 million
(1) Adjusted operating margin, adjusted operating margin, excluding lease impairment charge and loss on divestiture, and adjusted diluted EPS are non-GAAP financial measures. The same factors described in this release that impacted these non-GAAP measures also impacted the comparable GAAP measures. Refer to pages 10 through 12 for further discussion and GAAP to Non-GAAP Reconciliations.

"Our first quarter results reflect progress in the disciplined execution of the strategies that we shared at our Investor Day in December — to take market share and expand our margins. We’re not waiting for a market recovery to improve our financial results, and the strategies that the Robinson team is executing are relevant in any market environment," said President and Chief Executive Officer, Dave Bozeman. "In our North American Surface Transportation business, we outgrew the market in both truckload and less-than-truckload ("LTL") while expanding gross margins and improving productivity — both year-over-

year and sequentially. In our Global Forwarding business, we continued to win new business and optimize our expenses through further increases in productivity. Overall, we delivered a 39% year-over-year increase in our enterprise’s income from operations. And regardless of the market environment, we will continue to lean into the self-help initiatives that enabled our first quarter market share growth and margin expansion."

"This includes continuing to arm our industry-leading talent with innovative tools that help us materially elevate the customer and carrier experience. We are innovating to harness the power of artificial intelligence and driving automation across the full lifecycle of a load, which gives our customers better service, while also helping us improve our performance by automating tasks that free up our talented people to work on more strategic and higher value work."

"Our people have further embraced our new operating model and the discipline needed to generate higher highs and higher lows across market cycles," Bozeman added. "Despite a challenging freight market, they like the transformation happening at Robinson and the momentum that we have. The vast experience of our resilient employees, and the value they bring to our customers and carriers, are reflected in our Q1 results."

"More recently, new tariffs and fluid trade policies have created market uncertainty and a lack of clarity, making planning activities more difficult and causing many customers to adopt a wait-and-see approach until they understand the impact on consumer spending and global demand," said Bozeman. "While we are certainly not immune to global market dynamics, we remain confident in our strategy and our people. Nothing about the current environment changes that."

"I want to thank our people for their relentless efforts to provide exceptional service to our customers and carriers, for embracing the Robinson operating model and continuing to execute with discipline, and for continuing to support each other as we navigate a changing marketplace. We’ve built a resilient organization, with a multi-horizon strategy that looks around corners and is underpinned by an operating model that provides stability by mandating execution of the strategy. I believe the strategies, disciplines and practices that we have implemented at Robinson can endure through a prolonged freight recession, through a market inflection, and through any part of the freight cycle."

Summary of First Quarter of 2025 Results Compared to the First Quarter of 2024
•Total revenues decreased 8.3% to $4.0 billion, primarily driven by the divestiture of our Europe Surface Transportation business, lower volume in our North America truckload services, and lower pricing in our ocean services.
•Gross profits increased 1.5% to $657.4 million. Adjusted gross profits increased 2.3% to $673.1 million, primarily driven by higher adjusted gross profit per transaction in our truckload and LTL services.
•Operating expenses decreased 6.5% to $496.2 million. Personnel expenses decreased 8.1% to $348.6 million, primarily due to cost optimization efforts and productivity improvements, the divestiture of our Europe Surface Transportation business, and prior year restructuring charges related to workforce reductions. Average employee headcount declined 11.0%. Other selling, general and administrative (“SG&A”) expenses decreased 2.5% to $147.7 million, primarily due to restructuring charges in the prior year related to the impairment of internally developed software.
•Income from operations totaled $176.9 million, up 39.1% due to both the increase in adjusted gross profit and the decrease in operating expenses. Adjusted operating margin(1) of 26.3% increased 700 basis points.
•Interest and other income/expense, net totaled $20.1 million of expense, consisting primarily of $16.8 million of interest expense, which decreased $5.3 million versus last year due to a lower average debt balance and lower variable interest rates, and a $3.4 million net loss from foreign currency revaluation and realized foreign currency gains and losses.
•The effective tax rate in the quarter was 13.7%, compared to 15.8% in the first quarter of 2024. The lower rate in the first quarter of 2025 was driven by higher tax benefits related to stock-compensation deliveries, partially offset by lower U.S. tax credits and the impact of higher pre-tax income.
•Net income totaled $135.3 million, up 45.6% from a year ago. Diluted EPS of $1.11 increased 42.3%. Adjusted diluted EPS(1) of $1.17 increased 36.0%.
(1) Adjusted operating margin and adjusted diluted EPS are non-GAAP financial measures. The same factors described in this release that impacted these non-GAAP measures also impacted the comparable GAAP measures. Refer to pages 10 through 12 for further discussion and GAAP to Non-GAAP Reconciliations.

North American Surface Transportation (“NAST”) Results
Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three Months Ended March 31,
	2025	2024	% change
Total revenues	$2,868,420	$3,000,313	(4.4)%
Adjusted gross profits(1)	418,324	397,110	5.3%
Income from operations	143,671	108,895	31.9%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

First quarter total revenues for the NAST segment totaled $2.9 billion, a decrease of 4.4% over the prior year, primarily driven by lower truckload volume, reflecting a decline in market demand for freight. NAST adjusted gross profits increased 5.3% in the quarter to $418.3 million. Adjusted gross profits in truckload increased 6.9% due to an 11.5% increase in adjusted gross profit per shipment, partially offset by a 4.5% decrease in truckload shipments. Our average truckload linehaul rate per mile charged to our customers, which excludes fuel surcharges, increased approximately 4.0% in the quarter compared to the prior year, while truckload linehaul cost per mile, excluding fuel surcharges, increased 3.0%, resulting in an 11.5% increase in truckload adjusted gross profit per mile. LTL adjusted gross profits increased 4.9% versus the year-ago period, driven by a 4.0% increase in adjusted gross profit per order and a 1.0% increase in LTL volume. NAST overall volume decreased approximately 1.0% for the quarter and outpaced the market indices. Operating expenses decreased 4.7%, primarily due to cost optimization efforts and productivity improvements and prior year restructuring charges related to workforce reductions. First quarter average employee headcount was down 12.1% year-over-year. Income from operations increased 31.9% to $143.7 million, and adjusted operating margin expanded 690 basis points to 34.3%.

Global Forwarding Results
Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three Months Ended March 31,
	2025	2024	% change
Total revenues	$774,888	$858,637	(9.8)%
Adjusted gross profits(1)	184,628	180,045	2.5%
Income from operations	42,943	31,552	36.1%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

First quarter total revenues for the Global Forwarding segment decreased 9.8% to $774.9 million, primarily driven by lower pricing in our ocean services. Adjusted gross profits increased 2.5% in the quarter to $184.6 million. Ocean adjusted gross profits increased 2.2%, driven by a 1.5% increase in shipments and a 1.0% increase in adjusted gross profit per shipment. Air adjusted gross profits increased 7.1%, driven by an 11.0% increase in adjusted gross profit per metric ton shipped, partially offset by a 3.0% decline in metric tons shipped. Customs adjusted gross profits increased 3.2%, driven by a 1.5% increase in adjusted gross profit per transaction and a 1.5% increase in transaction volume. Operating expenses decreased 4.6%, primarily due to cost optimization efforts and productivity improvements and prior year restructuring charges related to workforce reductions. First quarter average employee headcount decreased 7.4% year-over-year. Income from operations increased 36.1% to $42.9 million, and adjusted operating margin expanded 580 basis points to 23.3% in the quarter.

All Other and Corporate Results

Total revenues and adjusted gross profits for Robinson Fresh, Managed Solutions and Other Surface Transportation are summarized as follows (dollars in thousands):

	Three Months Ended March 31,
	2025	2024	% change
Total revenues	$403,432	$553,361	(27.1)%
Adjusted gross profits(1):
Robinson Fresh	$37,653	$33,736	11.6%
Managed Solutions	27,846	28,936	(3.8)%
Other Surface Transportation	4,637	17,902	(74.1)%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

First quarter Robinson Fresh adjusted gross profits increased 11.6% to $37.7 million due to an increase in integrated supply chain solutions for retail and foodservice customers. Managed Solutions adjusted gross profits decreased 3.8% due to lower transaction volume. Other Surface Transportation adjusted gross profits decreased 74.1% to $4.6 million, primarily due to the divestiture of our Europe Surface Transportation business.

Other Income Statement Items
Interest and other income/expense, net totaled $20.1 million of expense, consisting primarily of $16.8 million of interest expense, which decreased $5.3 million versus the first quarter of 2024 due to a lower average debt balance and lower variable interest rates, and a $3.4 million net loss from foreign currency revaluation and realized foreign currency gains and losses.
The first quarter effective tax rate was 13.7%, down from 15.8% in the first quarter of 2024. The lower rate in the first quarter of 2025 was driven by higher tax benefits related to stock-compensation deliveries, partially offset by lower U.S. tax credits and the impact of higher pre-tax income. For 2025, we expect our full-year effective tax rate to be 18% to 20%.
Diluted weighted average shares outstanding in the quarter were up 1.9% year-over-year.

Cash Flow Generation and Capital Distribution
Cash generated from operations totaled $106.5 million in the first quarter, compared to $33.3 million of cash used by operations in the first quarter of 2024. The $139.9 million increase in cash flow from operations was primarily related to a $42.4 million increase in net income and a $136.8 million decrease in cash used by changes in net operating working capital, due to an $11.1 million sequential increase in net operating working capital in the first quarter of 2025 compared to a $147.9 million sequential increase in the first quarter of 2024.
In the first quarter of 2025, cash returned to shareholders totaled $175.0 million, with $77.5 million in cash dividends and $97.5 million in repurchases of common stock.
Capital expenditures totaled $16.1 million in the quarter. Capital expenditures for 2025 are expected to be $65 million to $75 million.

About C.H. Robinson
C.H. Robinson delivers logistics like no one else™. Companies around the world look to us to reimagine supply chains, advance freight technology, and solve logistics challenges—from the simple to the most complex. 83,000 customers and 450,000 contract carriers in our network trust us to manage 37 million shipments and $23 billion in freight annually. Through our unmatched expertise, unrivaled scale, and tailored solutions, we ensure the seamless delivery of goods across industries and continents via truckload, less-than-truckload, ocean, air, and beyond. As a responsible global citizen, we make supply chains more sustainable and proudly contribute millions to the causes that matter most to our employees. For more information, visit us at chrobinson.com (Nasdaq: CHRW).

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to, factors such as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; fuel price increases or decreases, or fuel shortages; competition and growth rates within the global logistics industry that could adversely impact our profitability and achieving our long-term growth targets; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; risks associated with seasonal changes or significant disruptions in the transportation industry; risks associated with identifying and completing suitable acquisitions; our dependence on and changes in relationships with existing contracted truck, rail, ocean, and air carriers; risks associated with the loss of significant customers; risks associated with reliance on technology to operate our business; cyber-security related risks; our ability to staff and retain employees; risks associated with operations outside of the U.S.; our ability to successfully integrate the operations of acquired companies with our historic operations or efficiently managing divestitures; climate change related risks; risks associated with our indebtedness; risks associated with interest rates; risks associated with litigation, including contingent auto liability and insurance coverage; risks associated with the potential impact of changes in government regulations including environmental-related regulations; risks associated with the changes to income tax regulations; risks associated with the produce industry, including food safety and contamination issues; the impact of changes in political and governmental conditions; changes to our capital structure; changes due to catastrophic events; risks associated with the usage of artificial intelligence technologies; risks associated with cybersecurity events; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

Conference Call Information:
C.H. Robinson Worldwide First Quarter 2025 Earnings Conference Call
Wednesday, April 30, 2025; 5:00 p.m. Eastern Time
Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at chrobinson.com.
To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756

Adjusted Gross Profit by Service Line
(in thousands)

This table of summary results presents our service line adjusted gross profits on an enterprise basis. The service line adjusted gross profits in the table differ from the service line adjusted gross profits discussed within the segments as our segments may have revenues from multiple service lines.

	Three Months Ended March 31,
	2025	2024	% change
Adjusted gross profits(1):
Transportation
Truckload	$262,288	$257,413	1.9%
LTL	148,411	141,136	5.2%
Ocean	115,335	112,858	2.2%
Air	32,810	30,532	7.5%
Customs	26,920	26,095	3.2%
Other logistics services	54,781	59,558	(8.0)%
Total transportation	640,545	627,592	2.1%
Sourcing	32,543	30,137	8.0%
Total adjusted gross profits	$673,088	$657,729	2.3%
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)
Our adjusted gross profit is a non-GAAP financial measure. Adjusted gross profit is calculated as gross profit excluding amortization of internally developed software utilized to directly serve our customers and contracted carriers. We believe adjusted gross profit is a useful measure of our ability to source, add value, and sell services and products that are provided by third parties, and we consider adjusted gross profit to be a primary performance measurement. Accordingly, the discussion of our results of operations often focuses on the changes in our adjusted gross profit. The reconciliation of gross profit to adjusted gross profit is presented below (in thousands):

	Three Months Ended March 31,
	2025	2024	% change
Revenues:
Transportation	$3,721,915	$4,082,588	(8.8)%
Sourcing	324,825	329,723	(1.5)%
Total revenues	4,046,740	4,412,311	(8.3)%
Costs and expenses:
Purchased transportation and related services	3,081,370	3,454,996	(10.8)%
Purchased products sourced for resale	292,282	299,586	(2.4)%
Direct internally developed software amortization	15,666	10,222	53.3%
Total direct expenses	3,389,318	3,764,804	(10.0)%
Gross profit	$657,422	$647,507	1.5%
Plus: Direct internally developed software amortization	15,666	10,222	53.3%
Adjusted gross profit	$673,088	$657,729	2.3%
Our adjusted operating margin is a non-GAAP financial measure calculated as operating income divided by adjusted gross profit. Our adjusted operating margin - excluding restructuring, lease impairment charge, and/or loss on divestiture is a similar non-GAAP financial measure as adjusted operating margin, but also excludes the impact of restructuring, a lease impairment charge, and/or a loss from a divestiture. We believe adjusted operating margin and adjusted operating margin - excluding restructuring, lease impairment charge, and/or loss on divestiture are useful measures of our profitability in comparison to our adjusted gross profit, which we consider a primary performance metric as discussed above. The comparisons of operating margin to adjusted operating margin and adjusted operating margin - excluding restructuring, lease impairment charge, and/or loss on divestiture are presented below:

	Three Months Ended March 31,
	2025	2024	% change

Total revenues	$4,046,740	$4,412,311	(8.3%)
Income from operations	176,853	127,133	39.1%
Operating margin	4.4%	2.9%	150 bps

Adjusted gross profit	$673,088	$657,729	2.3%
Income from operations	176,853	127,133	39.1%
Adjusted operating margin	26.3%	19.3%	700	bps

Adjusted gross profit	$673,088	$657,729	2.3%
Adjusted income from operations	185,466	140,076	32.4%
Adjusted operating margin - excluding restructuring, lease impairment charge, and/or loss on divestiture	27.6%	21.3%	630	bps

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)

Our adjusted income (loss) from operations, adjusted operating margin - excluding restructuring, lease impairment charge and/or loss on divestiture, adjusted net income and adjusted net income per share (diluted) are non-GAAP financial measures. These non-GAAP measures are calculated excluding the impact of restructuring, lease impairment, and/or losses from divestiture. We believe that these measures provide useful information to investors and include them within our internal reporting to our chief operating decision maker. Accordingly, the discussion of our results of operations includes discussion on the changes in our adjusted income (loss) from operations, adjusted operating margin - excluding restructuring, lease impairment charge, and/or loss on divestiture, adjusted net income and adjusted net income per share (diluted). The reconciliation of these non-GAAP measures are presented below (in thousands except per share data):

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended March 31, 2025
Income (loss) from operations	$143,671	$42,943	$(9,761)	$176,853
Severance and other personnel expenses	—	—	1,187	1,187
Other selling, general, and administrative expenses	—	—	7,426	7,426
Total adjustments to income (loss) from operations(1)	—	—	8,613	8,613
Adjusted income (loss) from operations	$143,671	$42,943	$(1,148)	$185,466

Adjusted gross profit	$418,324	$184,628	$70,136	$673,088
Adjusted income (loss) from operations	143,671	42,943	(1,148)	185,466
Adjusted operating margin - excluding lease impairment charge and loss on divestiture	34.3%	23.3%	N/M	27.6%

	Three Months Ended March 31, 2025
	$ in 000's	per share
Net income and per share (diluted)	$135,302	$1.11
Lease impairment charge, pre-tax	6,259	0.05
Loss on divestiture, pre-tax	2,354	0.02
Tax effect of adjustments	(1,026)	(0.01)
Adjusted net income and per share (diluted)	$142,889	$1.17
____________________________________________
(1) The three months ended March 31, 2025 includes severance and other personnel expenses of $1.2 million related to the divestiture of our Europe Surface Transportation business and $7.4 million of other charges, which include a $6.3 million impairment charge on our Kansas City regional center lease resulting from the execution of a sublease agreement on a portion of the building.

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended March 31, 2024
Income (loss) from operations	$108,895	$31,552	$(13,314)	$127,133
Severance and other personnel expenses	3,026	3,215	1,701	7,942
Other selling, general, and administrative expenses	1,878	261	2,862	5,001
Total adjustments to income (loss) from operations(1)	4,904	3,476	4,563	12,943
Adjusted income (loss) from operations	$113,799	$35,028	$(8,751)	$140,076

Adjusted gross profit	$397,110	$180,045	$80,574	$657,729
Adjusted income (loss) from operations	113,799	35,028	(8,751)	140,076
Adjusted operating margin - excluding restructuring	28.7%	19.5%	N/M	21.3%

	Three Months Ended March 31, 2024
	$ in 000's	per share
Net income and per share (diluted)	$92,904	$0.78
Restructuring and related costs, pre-tax	12,943	0.11
Tax effect of adjustments	(3,101)	(0.03)
Adjusted net income and per share (diluted)	$102,746	$0.86
____________________________________________
(1) The three months ended March 31, 2024 includes restructuring expenses of $7.9 million related to workforce reductions and $5.0 million of other charges, primarily related to an impairment of internally developed software due to reprioritizing the efforts of our product and technology teams on fewer initiatives to accelerate the capabilities of our platform.

Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share data)

	Three Months Ended March 31,

	2025	2024	% change

Revenues:
Transportation	$3,721,915	$4,082,588	(8.8)%
Sourcing	324,825	329,723	(1.5)%
Total revenues	4,046,740	4,412,311	(8.3)%
Costs and expenses:
Purchased transportation and related services	3,081,370	3,454,996	(10.8)%
Purchased products sourced for resale	292,282	299,586	(2.4)%
Personnel expenses	348,553	379,087	(8.1)%
Other selling, general, and administrative expenses	147,682	151,509	(2.5)%
Total costs and expenses	3,869,887	4,285,178	(9.7)%
Income from operations	176,853	127,133	39.1%
Interest and other income/expense, net	(20,051)	(16,780)	19.5%
Income before provision for income taxes	156,802	110,353	42.1%
Provision for income taxes	21,500	17,449	23.2%
Net income	$135,302	$92,904	45.6%

Net income per share (basic)	$1.12	$0.78	43.6%
Net income per share (diluted)	$1.11	$0.78	42.3%

Weighted average shares outstanding (basic)	120,969	119,344	1.4%
Weighted average shares outstanding (diluted)	121,932	119,604	1.9%

Business Segment Information
(unaudited, in thousands, except average employee headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended March 31, 2025
Total revenues	$2,868,420	$774,888	$403,432	$4,046,740
Adjusted gross profits(1)	418,324	184,628	70,136	673,088
Income (loss) from operations	143,671	42,943	(9,761)	176,853
Depreciation and amortization	4,809	2,139	18,694	25,642
Total assets(2)	2,989,401	1,292,915	943,798	5,226,114
Average employee headcount	5,280	4,514	3,553	13,347

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended March 31, 2024
Total revenues	$3,000,313	$858,637	$553,361	$4,412,311
Adjusted gross profits(1)	397,110	180,045	80,574	657,729
Income (loss) from operations	108,895	31,552	(13,314)	127,133
Depreciation and amortization	5,350	2,844	15,684	23,878
Total assets(2)	3,065,996	1,257,675	1,148,417	5,472,088
Average employee headcount	6,004	4,876	4,110	14,990
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2) All cash and cash equivalents are included in All Other and Corporate.

Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$129,942	$145,762
Receivables, net of allowance for credit loss	2,482,842	2,383,709
Contract assets, net of allowance for credit loss	197,488	200,332
Prepaid expenses and other	113,453	102,166
Assets held for sale	—	137,634
Total current assets	2,923,725	2,969,603

Property and equipment, net of accumulated depreciation and amortization	123,041	127,189
Right-of-use lease assets	311,035	334,738
Intangible and other assets, net of accumulated amortization	1,868,313	1,866,396
Total assets	$5,226,114	$5,297,926

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$1,274,573	$1,212,132
Accrued expenses:
Compensation	109,646	180,801
Transportation expense	151,203	153,274
Income taxes	21,479	9,326
Other accrued liabilities	168,675	173,318
Current lease liabilities	69,935	72,842
Current portion of debt	467,854	455,792
Liabilities held for sale	—	67,413
Total current liabilities	2,263,365	2,324,898

Long-term debt	922,087	921,857
Noncurrent lease liabilities	268,914	290,641
Noncurrent income taxes payable	23,941	23,472
Deferred tax liabilities	10,392	12,565
Other long-term liabilities	2,690	2,442
Total liabilities	3,491,389	3,575,875

Total stockholders’ investment	1,734,725	1,722,051
Total liabilities and stockholders’ investment	$5,226,114	$5,297,926

Condensed Consolidated Statements of Cash Flow
(unaudited, in thousands, except operational data)

	Three Months Ended March 31,
Operating activities:	2025	2024

Net income	$135,302	$92,904
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	25,642	23,878
Provision for credit losses	1,315	2,813
Stock-based compensation	23,146	22,673
Deferred income taxes	15,675	(6,805)
Excess tax benefit on stock-based compensation	(7,032)	(1,570)
Change in loss on disposal group	(569)	—
Other operating activities	6,665	5,596
Changes in operating elements:
Receivables	(70,602)	(225,402)
Contract assets	2,898	(45,574)
Prepaid expenses and other	(10,994)	(11,409)
Right of use asset	19,315	(13,933)
Accounts payable and outstanding checks	58,699	84,966
Accrued compensation	(71,579)	(23,407)
Accrued transportation expenses	(2,071)	38,106
Accrued income taxes	19,445	3,619
Other accrued liabilities	(12,535)	5,446
Lease liability	(26,615)	14,347
Other assets and liabilities	426	429
Net cash provided by (used for) operating activities	106,531	(33,323)
Investing activities:
Purchases of property and equipment	(3,348)	(8,620)
Purchases and development of software	(12,734)	(13,854)
Proceeds from divestiture	27,737	—
Net cash provided by (used for) investing activities	11,655	(22,474)
Financing activities:
Proceeds from stock issued for employee benefit plans	16,808	5,405
Stock tendered for payment of withholding taxes	(49,829)	(16,130)
Repurchase of common stock	(47,700)	—
Cash dividends	(77,490)	(74,580)
Proceeds from short-term borrowings	682,000	912,000
Payments on short-term borrowings	(670,000)	(792,000)
Net cash (used for) provided by financing activities	(146,211)	34,695
Effect of exchange rates on cash and cash equivalents	1,429	(2,584)
Net change in cash and cash equivalents, including cash and cash equivalents classified within assets held for sale	(26,596)	(23,686)
Plus: net decrease in cash and cash equivalents within assets held for sale	10,776	—
Cash and cash equivalents, beginning of period	145,762	145,524
Cash and cash equivalents, end of period	$129,942	$121,838
	As of March 31,
Operational Data:	2025	2024
Employees	12,912	14,734

Source: C.H. Robinson
CHRW-IR